EX-1.HTM  exhibit1.htm NOMINATION LETTER
Exhibit 1

Burton L. Osterweis & Sons Investment Trust
Burton & Na-Young Osterweis
27 Adams Street
Westborough, MA 01581

September 18, 2015

VIA CERTIFIED MAIL AND EMAIL

Martin J. Delaney
Chairman of the Nominating Committee

Zack Parker
President, Chief Executive Officer and Director

Frederick Wasserman
Chairman of the Board

DLH Holdings Corp.
1776 Peachtree Street, NW
Suite 300S
Atlanta, GA 30309


To the Chairman(s) of the Board and of the Nominating Committee of DLH Holdings Corp:

This letter is being sent by Burton L. Osterweis & Sons Investment Trust, Burton & Na-Young Osterweis (collectively, the "Shareholders" or "we"). As of the date hereof, the Shareholders beneficially hold, in the aggregate, 477,618 shares of the Common Stock, par value $.001 (the "Common Stock"), of DLH Holdings Corp., a New Jersey corporation (the "Company"), representing, in the aggregate, approximately 5.0% of the issued and outstanding shares of Common Stock, based upon 9,550,536 shares of Common Stock outstanding, which is the total number of shares of Common Stock outstanding as of July 31, 2015, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

The Shareholders hereby notify you (this "Notice") that they intend to nominate Burton L. Osterweis for election to the Board of Directors of the Company (the "Board") at the 2016 Annual Meeting of shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting").

The Shareholders intend to nominate Burton L. Osterweis for election to the Board at the Annual Meeting. Burton L. Osterweis is herein referred to individually as a "Nominee".

In addition, the Shareholders would be supportive of the candidacy of Elder Granger, Frederick G. Wasserman, William H. Alderman, Austin J. Yerks III, Martin J. Delaney, Zachary C. Parker, should such directors be re-nominated at the Annual Meeting for election to the Board.

We believe that the Board would benefit from the presence of a Board member with the industry, business and management experience that Mr. Osterweis possesses. In a world where business intelligence, financial planning, and information technology play an increasingly large role, we believe the board could benefit from the addition of fresh and unbiased input, which will help to drive top-line revenue growth.

Without conceding that any such information is required to be disclosed to properly nominate the Nominees, we hereby set forth information regarding our Nominee, including our Nominee's relevant professional background, in Exhibit A. We believe that our Nominee meets the criteria the Nominating and Corporate Governance Committee uses in selecting nominees, as described in the Company's 2015 proxy statement, including, without limitation, that our Nominee is of the highest ethical character and has the ability to exercise sound, independent business judgment. Our Nominee has provided the Shareholders his written consentto his nomination, to be named in any proxy statement as a nominee and to serve as a director of the Company if elected.
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Furthermore, pursuant to section 14A:5-28 of the New Jersey Business Corporation
Act, the Shareholders, as holders of at least 5% of the outstanding shares of any class or series of the Company, hereby demand the right (in person or by agent or attorney), during usual business hours, to examine the following books and records of the Company and to make copies or extracts therefrom
 (the "Demand"):

1.
A complete record or list of the Company's shareholders certified by its transfer agent, which record or list sets forth the name and address of each shareholder of the Company and the number of shares of Common Stock registered in the name of each shareholder of the Company as of the most recent practicable date;

2.
A complete list on magnetic computer tape, cartridge file, floppy disk, compact disc, USB flash drive, electronically transmitted file, or similar electronic medium (any such electronic storage medium, an "Electronic Medium") of the holders of the Common Stock as of the most recent practicable date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary to make use of such list; and a hard copy printout of the full contents of such list for verification purposes;

3.
All information in, or which comes into, the Company's or its transfer agent(s)' or registrar(s)' possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses & number of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

4.
All information in or that comes into the Company's possession, or that can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees;

5.
A list or lists containing the name, address, and number of shares of Common
   Stock attributable to each participant in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan, including the method by which the Shareholders or their agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan and a detailed explanation of the treatment not only of shares for which such trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

6.
As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect;

7.
All lists and other data, including data in any Electronic Medium, in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list);

8.
A "stop transfer" list or stop list relating to the shares of Common Stock;

9.
Any and all information that shareholders would be entitled to receive under Rule 12a-7 of the Exchange Act; and

10.
All additions, changes and corrections to any of the information requested pursuant to items 1 through 9 from the date hereof until the undersigned requests termination of the transmission of such materials.



We are also requesting a special one-time dividend of $0.05 per share.

The Demand is made in good faith and for the purpose of permitting the Shareholders to communicate with other shareholders of the Company on matters relating to their interests as shareholders, including, without limitation, to the composition of the Board and solicitation of proxies for the Annual Meeting.

The undersigned hereby designates Osterweis Business Consulting and its partners, employees and other persons designated in writing by the Shareholders acting together, singly or in any combination, to conduct the requested examination and copying of materials.

Please advise Burton L. Osterweis (burt@osterweis.org) as to the time and place that the requested information will be made available in accordance with this Demand. Your prompt response to the Demand is appreciated.

We trust that the Board will recognize the interests of all shareholders in the timely scheduling of the Annual Meeting and hold the Annual Meeting as promptly as possible and will not impose on the Company and its shareholders the expense and other consequences of an attempt to delay the Annual Meeting or the need for action by a court to compel an annual meeting in accordance with the laws of the
 State of New Jersey.






Burton L. Osterweis & Sons Investment Trust
Burton & Na-Young Osterweis

By:
/s/Burton L. Osterweis
 /s/

Name: Burton L. Osterweis



















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Exhibit A


Burton L. Osterweis, 48, has served as consultant to publically-traded multinational conglomerates, including government entities and defense contractors for over 20 years, providing guidance and expertise in business intelligence, financial planning and information technology. He has been president and owner of Osterweis Business Consulting for over 10 years, and founder of Osterweis Estates, LLC which currently holds residential investment properties in the greater Boston area. International management experience in Europe, Asia, and North America, combined with a successful track record of selling services make him uniquely qualified to identify and manage new areas of business for DLH.

Mr. Osterweis also has annual portfolio returns of over 20% for more than a decade, which has enabled him to acquire this 5% stake in DLH using personally
created wealth.   Further, this winning track record illustrates his ability to identify market trends and successful investments. His background in information technology make him ideally suited to assisting with DLH's One Total Technology Program (T4NG), as that program is geared towards management of the VA's
I.T. systems, and represents a crucial piece of strategic new business for DLH.

He holds a Bachelor of Science in Electrical Engineering from the University of Connecticut at Storrs, and a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts-Amherst where he was awarded full tuition waiver and stipend. He is also a graduate of Choate Rosemary Hall. Earlier in his career, Mr. Osterweis held Senior Consulting and Management roles with SAP America, the largest supplier of Business Process Software in the world.